Exhibit 99.1
PROXYMED, INC. AND SUBSIDIARIES
FORM 8-K
FOR THE QUARTER ENDED JUNE 30, 2008
TABLE OF CONTENTS

PART I. — FINANCIAL INFORMATION
FAILURE OF COMPANY TO OBTAIN REVIEW OF INTERIM FINANCIAL STATEMENTS BY INDEPENDENT PUBLIC ACCOUNTANTS
     The Company did not obtain a review of the interim financial statements contained herein by an independent accountant using professional review standards and procedures, although such a review is required by Form 10-Q pursuant to Rule 10-01(d) of Regulation S-X. The Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code on July 23, 2008 and currently, the Company does not have the funds to pay an independent public accountant to review the interim financial statements. The interim financial statements and notes thereto contained herein have been labeled as “unreviewed” in order to disclose the lack of review by independent accountants. Due to the uncertainty of the Company as a going concern, it is unable to determine at this time when, if at all, it will be able to have the interim financial statements contained herein reviewed by an independent accountant.
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS
PROXYMED, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands except for share and per share data)

	(Unaudited and
	Unreviewed)
	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$761	$1,390
Accounts receivable — trade, net of allowance for doubtful accounts of $792 and $8,668, respectively	4,117	12,772
Escrow and other receivables, net of escrow allowance of $3,000 in 2008	2,497	89
Inventory, net	—	434
Other current assets	953	1,190

Total current assets	8,328	15,875
Property and equipment, net	2,843	3,396
Goodwill	3,695	11,870
Purchased technology, capitalized software and other intangible assets, net	1,416	9,084
Other long-term assets	709	430

Total assets	$16,991	$40,655

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,421	$13,339
Current portion of capital leases	427	790
Notes payable and revolving credit facilities	19,916	31,975
Deferred revenue	71	346
Income taxes payable	—	237

Total current liabilities	27,835	46,687
Long-term portion of capital leases	1,082	506
Long-term deferred compensation and other long-term liabilities	402	447

Total liabilities	$29,319	$47,640

Commitments and contingencies (see Note 8)

Stockholders’ deficit:
Series C 7% Convertible Preferred Stock — $.01 par value. Authorized 300,000 shares; issued 253,265 shares; outstanding 2,000 shares; liquidation preference $100	—	—
Common Stock — $.001 par value. Authorized 30,000,000 shares; 13,783,300 and 13,782,915 shares issued and outstanding, respectively	14	14
Additional paid-in capital	245,799	245,763
Unearned compensation	65	—
Accumulated deficit	(258,206)	(252,762)

Total stockholders’ deficit	(12,328)	(6,985)

Total liabilities and stockholders’ deficit	$16,991	$40,655

The accompanying notes are an integral part of these consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited and unreviewed)
(amounts in thousands except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
		(Reclassified)		(Reclassified)
	(Unreviewed)	(Unreviewed)	(Unreviewed)	(Unreviewed)
	2008	2007	2008	2007
Net revenues	$7,193	$6,800	$14,173	$13,754

Costs and expenses:
Cost of transaction fees and license fees, excluding depreciation and amortization	1,157	1,358	2,358	2,714
Selling, general and administrative expenses	5,571	6,659	11,865	13,727
Depreciation and amortization	960	981	1,815	2,094
Loss on disposal of assets	—	3	—	3
Litigation settlements	—	—	6	—
Write-off of impaired assets	—	—	—	5,040

	7,688	9,001	16,044	23,578

Operating loss	(495)	(2,201)	(1,871)	(9,824)
Interest expense, net	773	889	1,405	1,765

Loss from continuing operations before income taxes	(1,268)	(3,090)	(3,276)	(11,589)
Provision for income taxes	—	—	—	—

Loss from continuing operations, net	(1,268)	(3,090)	(3,276)	(11,589)

Income (loss) from discontinued operations, including gain on sale of $1,044 and loss on sale of $1,305 for the three and six month periods ended June 30, 2008, respectively	1,252	(1,053)	(2,167)	(14,749)

Net loss	$(16)	$(4,143)	$(5,443)	$(26,338)

Basic and diluted weighted average shares used in computing loss per share	13,378,300	13,266,831	13,378,300	13,238,666
Basic and diluted loss per share from continuing operations	$(0.09)	$(0.23)	$(0.25)	$(0.88)
Basic and diluted income (loss) per share from discontinued operations	0.09	(0.08)	(0.16)	(1.11)

Net loss per share	$(0.00)	$(0.31)	$(0.41)	$(1.99)

The accompanying notes are an integral part of these consolidated financial statements.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited and unreviewed)
(amounts in thousands)

	Six Months Ended June 30,
	(Unreviewed)
	2008	2007
Cash flows from operating activities:
Net loss	$(5,443)	$(26,338)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Non-cash interest expense	791	522
Depreciation and amortization	1,994	3,306
Allowance for bad debt and escrow recovery	(4,886)	3,127
Provision for obsolete inventory	3	17
Loss on disposal of fixed assets	—	16
Loss on disposal of impaired assets	—	19,449
Loss on sale of business	1,305	—
Share-based compensation	101	652
Changes in assets and liabilities:
Accounts and other receivables	(866)	(1,527)
Inventory	191	66
Other current and non-current assets	(1,266)	(262)
Accounts payable and accrued expenses	(3,586)	(73)
Deferred revenue	306	(157)
Income taxes payable	(244)	(330)
Other non-current liabilities	112	(155)

Net cash (used in) operating activities	(11,488)	(1,687)

Cash flows from investing activities:
Capital expenditures	(56)	(390)
Capitalized software	(197)	(403)
Divestiture of business	23,500	400

Net cash provided by (used in) investing activities	23,247	(393)

Cash flows from financing activities:
Draws on line of credit	18,783	24,809
Repayment of line of credit	(26,851)	(21,447)
Payment of notes payable, capital leases and long-term debt	(4,320)	(1,445)

Net cash (used in) provided by financing activities	(12,388)	1,917

Net (decrease) in cash and cash equivalents	(629)	(163)
Cash and cash equivalents at beginning of period	1,390	682

Cash and cash equivalents at end of period	$761	$519

The accompanying notes are an integral part of these consolidated financial statements.

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements
(1) Summary of Significant Accounting Policies
a)	Basis of Presentation — The accompanying unaudited and unreviewed consolidated financial statements of ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (“MedAvant,” “our,” “we,” “us,” or “the Company”) and the notes thereto have been prepared in accordance with Rule 8-03 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. However, such information reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The unaudited and unreviewed results of operations for the three and six month periods ended June 30, 2008, are not necessarily indicative of the results to be expected for the full year. The unaudited and unreviewed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on April 15, 2008 (the “10-K”). Please refer to the note preceding the Consolidated Financial Statements for additional information related to the financial statements contained in this Form 8-K.

b)	Going Concern — Over the last several years we have experienced declining revenues, recurring losses from operations and limitations on our access to capital. At June 30, 2008 our working capital deficit was $19.5 million and our accumulated deficit was $258.2 million. We had availability under our revolving credit facility of $1.7 million at December 31, 2007, $0.2 million at June 30, 2008 and $2.7 million as of August 12, 2008.

As of June 30, 2008, we had senior and subordinated debt in the aggregate principal amount of $19.9 million that matures through 2008; of the $19.9 million, $6.8 million is due and owing to Laurus Master Fund, Ltd. (“Laurus”) and is secured by substantially all of our assets. The amount owed to Laurus was due on July 31, 2008. An additional $13.1 million in subordinated, unsecured debt (“Convertible Notes”) is due by December 31, 2008. Although a portion of the proceeds from the sale of our subsidiaries, Plan Vista Solutions, Inc., National Network Services, LLC, Plan Vista Corporation, Medical Resource, LLC (“MRL”), and National Provider Network, Inc. (collectively, the “Cost Containment Subsidiaries”, “Cost Containment Business”, or “NPPN”) in February 2008, and the sale of our Laboratory Communications business in June 2008, was used to reduce the Laurus debt, we currently do not have the resources to repay in full the Laurus debt and the Convertible Notes.

On July 23, 2008, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court (the “Court”) for the District of Delaware (the “Chapter 11 proceeding”). This Chapter 11 proceeding is not a typical Chapter 11 reorganization because it instead contemplates an asset sale through an auction and bidding process as approved by the Court. We will be managing our business as a debtor-in-possession pursuant to the provisions of the Code. In connection with our Chapter 11 petition, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Marlin Equity Partners, LLC (“Marlin”). Pursuant to the Asset Purchase Agreement, Marlin (or a higher bidder) will purchase substantially all of our assets and assume certain of our obligations through a supervised sale under Section 363 of the Code. See Note (11), Subsequent Events, for additional information.

Also on July 23, 2008, we received notice from NASDAQ that because of the filing of our Chapter 11 Proceeding and our failure to maintain minimum market value of our publicly traded shares of common stock, determination had been made to de-list our common stock from the NASDAQ Stock Market. Trading in our common stock on NASDAQ was suspended at the opening of business on August 1, 2008. Our stock is now traded on the Pink Sheets under the ticker symbol “PILLQ.PK.” See Note 11, Subsequent Events, for additional information.

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
c)	Revenue Recognition — Revenues from our EDI business are recorded as follows:
•	Revenues derived from insurance payers, pharmacies and submitters are recognized on a per transaction basis or flat fee basis in the period the services are rendered.

•	Revenues associated with revenue sharing agreements are recorded as gross revenue on a per transaction basis or a percentage of revenue basis and may involve increasing or decreasing amounts or percentages based on transaction or revenue volumes achieved. This treatment is in accordance with Emerging Issues Task Force Consensus No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.”

•	Revenues from certain up-front fees are recognized ratably over the term of the contract. This treatment is in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).

•	Revenues from support and maintenance contracts are recognized ratably over the contract period.
d)	Allowance for Doubtful Accounts/Revenue Allowances/Bad Debt Estimates — We rely on estimates to determine revenue allowances, bad debt expenses, and the adequacy of our allowance for doubtful accounts receivable. These estimates are based on our historical experience and the industry in which we operate. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record an allowance for doubtful accounts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.

e)	Net Loss per Share — Basic net loss per share of our Common Stock is computed by dividing net loss by the weighted average shares of Common Stock outstanding during the period. Diluted net income (loss) per share reflects the potential dilution from the exercise or conversion of instruments into our Common Stock; however, the following instruments were excluded from the calculation of diluted net income per share from discontinued operations for the three month period ended June 30, 2008 because their exercise prices were greater than our average stock price during the period, and they were excluded from the calculation of diluted net loss per share for the six month period ended June 30, 2008 and for the three and six month periods ended June 30, 2007, because the effect of their inclusion would have been anti-dilutive due to our reported net losses:

	Six Months Ended
	June 30,

	(unaudited)	(unaudited)
	2008	2007
Instruments excluded from the computation of net loss per share:

Convertible preferred stock	13,333	13,333
Convertible notes payable	238,989	238,989
Stock options	1,272,484	1,978,345

	1,524,806	2,230,667

f)	Share-Based Compensation — We account for stock-based awards under Statement of Financial Accounting Standards (“SFAS”) No. 123(R) Share-Based Payments using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest.

The fair value of stock is determined using a lattice valuation model. Such value is recognized as expense over the service period, net of estimated forfeitures. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates. We recognized $0.06 million and $0.4 million of share-based compensation expense for the three months ended June 30, 2008 and 2007, respectively and $0.1 million and $0.7 million in share-based compensation expense for the six months ended June 30, 2008 and 2007, respectively.

g)	New Accounting Pronouncements — In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets,” and requires enhanced disclosures relating to: (a) the entity’s accounting policy on the treatment of costs incurred to renew or extend the term of a recognized intangible asset; (b) in the period of acquisition or renewal, the weighted-average period prior to the next renewal or extension (both explicit and implicit), by major intangible asset class and (c) for an entity that capitalizes renewal or extension costs, the total amount of costs incurred in the period to renew or extend the term of a recognized intangible asset for each period for which a statement of financial position is presented, by major intangible asset class. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We do not expect the adoption of FSP 142-3 will have a significant, if any, impact on our financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). Under SFAS No. 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” SFAS No. 162 will not impact our financial position, results of operations and cash flows.
(2) Sale of Businesses
NPPN - As of December 31, 2007, we had certain assets and liabilities “held for sale” relative to our NPPN business, including current assets of $8.6 million (primarily accounts receivable), non-current assets of $15.1 million (primarily goodwill and other intangible assets), current liabilities of $2.2 million (primarily accounts payable and accrued liabilities), and non-current liabilities of $0.5 million.
On February 1, 2008, we completed the sale of our Cost Containment Business (“NPPN”) to Coalition America, Inc. (“Coalition”) for $23.5 million (the “Purchase Price”). At closing, $16.5 million was used to pay down a portion of our senior debt, $4.0 million was used to pay transaction costs and certain NPPN liabilities and the remaining $3.0 million of the cash proceeds was placed in escrow to cover possible indemnification claims. We have reserves against the entire escrow amount. Pursuant to the Stock Purchase Agreement, the final purchase price is subject to a working capital adjustment which is to be determined within 150 days following the closing date.
On June 27, 2008 we received a Notice of Final Net Working Capital from Coalition which requested a $6.0 million decrease in the Purchase Price, with which we disagree, and to which we timely filed our objection. See Note (11), Subsequent Events for additional information.

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
We recognized a loss on the sale of the NPPN business of approximately $2.3 million, which amount also includes transaction costs related to the completed sale. As a result of the sale and in accordance with SFAS No. 144, the financial operations of the NPPN business are included as discontinued operations on the consolidated statements of operations. The following table summarizes the unaudited and unreviewed results of the NPPN discontinued operations for the three and six month periods ended June 30, 2008 and 2007 (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating revenues	$—	$5,010	$1,614	$10,466
Operating expenses, including depreciation and amortization of $0, $365, $114, and $998, respectively	—	6,519	2,898	11,791
Write-off of impaired assets	—	—	—	14,409

Loss from operations	—	(1,509)	(1,284)	(15,734)
Interest expense	—	103	13	180
Loss on sale of business	—	—	(2,349)	—

Loss from discontinued operations	$—	$(1,612)	$(3,646)	$(15,914)

Laboratory Communications — On June 30, 2008, we completed the sale of our ProxyMed Lab Services, LLC subsidiary (“Lab Business”) to ETSec., Inc. for $2.5 million, of which $1.5 million was used to reduce a portion of our senior debt and the remaining $1.0 million was used to retire other liabilities and pay transaction related expenses. Accordingly, operating results for this segment have been reclassified and reported as discontinued operations. As of December 31, 2007, the assets and liabilities relative to this business included current assets of $1.3 million (primarily accounts receivable), non-current assets of $0.3 million (net property and equipment), and current liabilities of $1.1 million (primarily accounts payable and accrued liabilities).
We recognized a gain on the sale of the Lab Business of approximately $1.0 million, which amount also includes transaction costs related to the completed sale. As a result of the sale and in accordance with SFAS No. 144, the financial operations of the Lab Business are included as discontinued operations on the consolidated statements of operations. The following table summarizes the unaudited and unreviewed results of the discontinued operations of the Lab Business for the three and six month periods ended June 30, 2008 and 2007, respectively (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating revenues	$1,294	$2,476	$2,813	$5,062
Operating expenses, including depreciation and amortization of $31, $153, $65, and $214, respectively	1,085	1,907	2,374	3,884
Loss on sale of assets	1	10	4	13

Income from operations	208	559	435	1,165
Interest expense	—	—	—	—
Gain on sale of business	1,044	—	1,044	—

Income from discontinued operations	$1,252	$559	$1,479	$1,165

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
(3) Inventory
Inventory consists of the following as of the dates indicated, and is valued at the lower of average cost or market. All inventory relates to our Lab Business, which was sold on June 30, 2008, as described in Note (2), Sale of Businesses.

	(Unaudited)
	June 30,	December 31,
	2008	2007
	(In thousands)
Materials, supplies and component parts	$—	$193
Work in process	—	62
Finished Goods	—	179

Total	$—	$434

(4) Goodwill & Other Intangible Assets
As a result of our continuing revenue and stock price declines during the first quarter of 2007, we performed an interim goodwill impairment test as of March 31, 2007. In accordance with the provisions of SFAS No. 142, we used a discounted cash flow analysis which indicated that book value exceeded estimated fair value and that goodwill impairment had occurred. Step 2 of this impairment test, as prescribed by SFAS 142, led us to conclude that an impairment of goodwill had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. This impairment analysis indicated that the carrying value of certain finite-lived intangible assets was greater than their expected undiscounted future cash flows. Therefore, we concluded that these intangible assets were impaired and adjusted the carrying value of these assets to fair value. Accordingly, we recorded a non-cash impairment charge of $19.4 million for the three months ended March 31, 2007. This charge included a $12.5 million impairment of goodwill and a $6.9 million impairment of certain other intangible assets. Since then, no additional impairment charges have been required.
The following table summarizes the changes in our other intangible assets for the six months ended June 30, 2008.

	Balance as of			Balance as of
	December 31,		Amortization	June 30,
	2007	Additions	Expense	2008
(In thousands)				(unaudited)
Capitalized software	$1,583	$197	$(524)	$1,256
Purchased technology	640	—	(480)	160

	$2,223	$197	$(1,004)	$1,416

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
The estimates of useful lives of other intangible assets are based on historical experience, the industry in which we operate, or on contractual terms. Other intangible assets are being amortized on a straight-line basis. Amortization expense was $0.6 million and $0.8 million for the three months ended June 30, 2008 and 2007, respectively, and $1.1 million and $1.9 million for the six months ended June 30, 2008 and 2007, respectively.
As of June 30, 2008, estimated future amortization of other intangible assets is as follows:

In thousands (unaudited)
2008 (remainder of the year)	$562
2009	654
2010	199
2011	1
2012	—
2013 and thereafter	—

Total	$1,416

(5) Debt Obligations
(a)	Revolving Credit Facility and Term Debt — On December 7, 2005, we and certain of our wholly-owned subsidiaries, entered into a Security and Purchase Agreement (“Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) to provide up to $20.0 million in financing to us. Under the terms of the Loan Agreement, Laurus extended financing to us in the form of a $5.0 million secured term loan (“Term Loan”) and a $15.0 million secured revolving credit facility (“Revolving Credit Facility”). The Term Loan has a stated term of five years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008, with two one-year options at the discretion of Laurus. Additionally, in connection with the Loan Agreement, we issued 500,000 shares of our Common Stock, par value $0.001 per share to Laurus that were valued at approximately $2.4 million at the time of issuance.

We granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of us as well as customary affirmative and negative covenants, including, without limitation, liens of property, maintaining specific forms of accounting and record maintenance and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements. We can borrow up to three times the trailing 12-months of historical earnings, as defined in the agreement. Per the Loan Agreement, we are required to maintain a lock box arrangement wherein monies received by us are automatically swept to repay the loan balance on the Revolving Credit Facility.

The Loan Agreement also contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants and in the event we are involved in certain insolvency proceedings. Upon the occurrence of an event of default Laurus is entitled to, among other things, accelerate all obligations. In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, there shall be paid an additional premium of up to 5% of the total amount of the Revolving Credit Facility. In the event we elect to prepay the Term

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
Loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the Term Loan. Due to certain subjective acceleration clauses contained in the agreement and a lockbox arrangement, the Revolving Credit Facility is classified as current in the accompanying unaudited and unreviewed consolidated balance sheets.
On June 21, 2007, we entered into an Amendment to the Loan Agreement (“June Amendment”) with Laurus whereby the amount available under the Revolving Credit Facility was increased $3.0 million to $18.0 million. The June Amendment had a maturity date of June 30, 2008. During the term of the June Amendment, the revised amounts available under the Revolving Credit Facility decrease, as set forth in the June Amendment, and the amount available under the Revolving Credit Facility at June 30, 2008 was to return to $15.0 million as committed under the original Loan Agreement. In connection with the June Amendment, we issued 572,727 shares of our Common Stock to Laurus that were valued at approximately $1.0 million. The cost of these shares was capitalized as debt issuance costs and will be amortized over the term of the June Amendment.
We revised our estimate of revenue allowances and the allowance for doubtful accounts for the period ended June 30, 2007. These changes in estimates negatively impacted our availability under the Revolving Credit Facility (which is based on an earnings formula as defined in the Loan Agreement) and resulted in an overadvance on our available borrowings at June 30, 2007. Subsequent to June 30, 2007, we obtained a waiver from Laurus until June 30, 2008 regarding this overadvance on our available borrowings.
On October 10, 2007, we entered into another Amendment to the Loan Agreement (“October Amendment”) with Laurus whereby Laurus agreed to fix the available Revolving Credit Facility at $16.5 million through December 31, 2007 in the event that certain conditions are met on dates specified in the October Amendment. The October Amendment superseded the June Amendment. In consideration for the October Amendment, we agreed to pay Laurus $1.25 million as follows: (a) $1.0 million on October 10, 2007 and (b) $0.25 million on the earlier of (i) an event of default under the Loan Agreement and October Amendment, if any, or (ii) December 31, 2007.
On November 1, 2007, Laurus notified us that an event of default had occurred by our failure to execute an asset purchase or stock purchase agreement by October 31, 2007 as required by the terms of the October Amendment. In addition, Laurus notified us that it was taking no immediate action with respect to this event of default but would reserve all right and remedies available to them under the Loan Agreement and October Amendment. As a result of this event of default, all amounts due to Laurus are classified as current liabilities in the accompanying consolidated balance sheets at June, 2008.
On February 11, 2008, we entered into a Waiver and Amendment Agreement to the Loan Agreement (“February Amendment”) with Laurus whereby the maximum available amount under the Loan Agreement was reduced from $18.0 million to (a) for the period commencing on February 7, 2008 through and including February 29, 2008, $5.2 million, (b) for the period commencing on March 1, 2008 through and including March 15, 2008, $5.7 million, and (c) for the period commencing on March 16, 2008 through and including April 30, 2008, $6.2 million; provided however, that in the event a Budget Violation (defined below) occurred during any of the aforementioned periods of time, the maximum amount available under the Loan Agreement would have automatically become $5.2 million for the duration of the term of the Loan Agreement. In addition, the Loan Agreement was amended such that interest will accrue on the outstanding principal amount at a rate of 12% annually, commencing on March 1, 2008, through April 30, 2008 at which time all outstanding principal and accrued but unpaid interest was to become due and payable.
Pursuant to the February Amendment, we were obligated to prepare and deliver to Laurus a cumulative transaction report on a weekly basis during the period from February 29, 2008 through April 30, 2008 setting forth our cumulative transactions and cumulative cash receipts for the applicable period, estimated revenues for the applicable period, and, on the first day of each month, the actual revenues for the prior

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
month. A “Budget Violation” would have occurred at such time as: (a) our cumulative transactions and cumulative cash receipts are more than five percent (5%) less than projected targets for such cumulative transactions and cumulative cash receipts as set forth in a mutually agreed upon budget for the applicable period, (b) our estimated revenues are more than fifteen percent (15%) less than the projected estimated revenues for the applicable period as set forth in a mutually agreed upon budget for the applicable period, or (c) our actual revenues for the applicable prior month are more than five percent (5%) less than the projected target for such actual revenues for such month as set forth in a mutually agreed upon budget for such month.

In addition, pursuant to the February Amendment, Laurus waived its rights under the Loan Agreement with respect to the existing default under the Loan Agreement, and we released Laurus and certain related parties from any claims we may have had against such released parties related to acts or omissions of Laurus or such related parties prior to the date of the February Amendment. Further, (a) prior to the expiration of the revolving term loan we paid Laurus a one time fee equal to $472,000 in consideration for the partial reduction of the maximum available amount under the Loan Agreement, and (b) we also paid Laurus a one time term note termination fee of $455,357 pursuant to the terms of the Loan Agreement.

On April 30, 2008, we entered into an agreement with Laurus to extend the maturity date of our obligations to repay outstanding principal, and accrued but unpaid interest, owed by us to Laurus under that certain Loan Agreement and the related Revolving Credit Facility. Laurus has agreed to extend the maturity date through July 31, 2008.

In addition, effective April 24, 2008, we entered into an Overadvance Side Letter (“Overadvance Side Letter”) to the Loan Agreement with Laurus. Under the Overadvance Side Letter, Laurus agreed to fix the overadvance amount available under the Revolving Credit Facility at $125,000, which provides us with an additional $100,000 in financing under such Revolving Credit Facility. Laurus has also agreed that the overadvance shall not trigger an event of default under the Loan Agreement at this time. In consideration for the extension of additional credit of $100,000 and waiver, we agreed to pay Laurus $25,000.

On May 9, 2008, we entered into an amendment (“Omnibus Amendment”) with Laurus that provides for maximum availability under the line of credit of up to $7.0 million. In addition, the Omnibus Amendment includes covenants requiring us to achieve minimum levels of consolidated cash receipts, consolidated revenues and consolidated EBITDA for the months of May and June in 2008. See Item 2. Liquidity and Capital Resources, for additional information.

In connection with our petition for Chapter 11 bankruptcy protection, on July 23, 2008 we entered into a post-petition financing arrangement with Laurus (the “DIP Credit Facility”), which provides for a commitment of debtor-in-possession financing, comprised of a revolving credit facility of $8.1 million, of which $2.9 million represents new credit availability to us. This DIP Credit Facility will be used to fund our working capital requirements during the pendency of our Chapter 11 proceeding. Additionally, our Chapter 11 filing constituted an event of default or otherwise triggered repayment obligations under certain of our direct financial obligations, specifically our Loan Agreement, and our Convertible Notes described in (b) below. As of August 12, 2008, we owed Laurus approximately $5.4 million in principal and accrued interest under the Loan Agreement and we owed approximately $13.4 million in principal and accrued interest under the Convertible Notes. See Note (11), Subsequent Events, for additional information relative to this.

(b)	Convertible Notes — On December 31, 2002, we issued $13.4 million of 4% uncollateralized convertible promissory notes (“Convertible Notes”) to the former shareholders of MedUnite, a leading provider of physician office transaction processing services, as part of the consideration paid in the acquisition of MedUnite. The Convertible Notes mature on December 31, 2008, and interest is payable quarterly in cash in arrears. The Convertible Notes are convertible into 716,968 shares of our Common Stock, based on a conversion price of $18.323 per share. Convertibility was dependent upon certain revenue targets being met. During the measurement period, only the first revenue target was achieved. As a result only one-third

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
of the original number of shares into which the Convertible Notes were convertible will remain convertible until December 31, 2008. The Convertible Notes are now convertible into 238,989 shares of our Common Stock.

The Convertible Notes principal balance of $13.1 million is classified as current because the maturity date falls within one year of the balance sheet date. Interest on the Convertible Notes in the amount of $131,370 is due and payable on the first day of each calendar quarter and late interest payments are subject to a 30 day cure period. As of the filing of this Form 8-K, and described in (a) above, we are in default under the terms of the Convertible Notes. See Note (11), Subsequent Events, for additional information.

(c)	Notes Payable — On October 10, 2006, the Company signed two $1.0 million notes payable in conjunction with its acquisition of MRL. The notes payable accrue interest at 7% and are payable in 24 equal monthly installments of principal and interest of approximately $0.1 million, beginning in November 2006. These notes were paid off as part of the NPPN business sale on February 1, 2008. Refer to Note (2), Sale of Businesses, for additional information on the NPPN transaction.
(6) Equity Transactions
During the six months ended June 30, 2008, we did not grant any stock options to officers, directors, and employees. Also during the six months ended June 30, 2008, no employee stock options were exercised, and 646,950 stock options were cancelled.
(7) Segment Information
As defined in SFAS 131, “Disclosures About Segments of an Enterprise and Related Information,” we have historically managed and reported on a two operating segment basis through June 30, 2008: Transaction Services and Laboratory Communications Solutions. Our Laboratory Communications business was sold on June 30, 2008, and the results of its operations are included as discontinued operations on the consolidated statements of operations, which have been reclassified for prior periods. Therefore, separate segment reporting has been discontinued. See Note (2), Sale of Businesses, for additional disclosure regarding the sale and its effect on our continuing operations.
(8) Income Taxes
As of June 30, 2008, we had a net deferred tax asset of approximately $88.6 million, which was fully offset by a valuation allowance due to cumulative losses in recent years. Realization of the net deferred tax asset is dependent upon us generating sufficient taxable income prior to the expiration of the federal net operating loss carryforwards. We will adjust this valuation reserve if, during future periods, management believes we will generate sufficient taxable income to realize the net deferred tax asset.
(9) Commitments and Contingencies
(a)	Litigation — We were named as a defendant in an action filed in July 2006, in the United States District Court of New Jersey (“District Court”) by MedAvante, Inc., (“MedAvante”). MedAvante claimed that our use of the names “MedAvant” and “MedAvant Healthcare Solutions” infringed trademark rights allegedly held by MedAvante. MedAvante sought unspecified compensatory damages and injunctive relief. On February 12, 2007, the District Court issued a settlement order, but the existence of a proposed Settlement and Release Agreement is currently being litigated. The total value of the settlement would be approximately $1.3 million of which $1.0 million will be covered by insurance proceeds. We do not believe the parties have agreed to the terms of any settlement at this time. MedAvante has taken the opposing view and the District Court has not yet ruled on the matter. We have accrued the preliminary estimate of $0.3 million (net of expected insurance proceeds) based upon the uncertain outcome of any litigation.

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
On July 23, 2008, we and our wholly owned subsidiaries ProxyMed Transaction Services, Inc. and ProxyMed Lab Services, LLC filed for Chapter 11 reorganization in the U. S. Bankruptcy Court for the District of Delaware (Case No. 08-11551). The Chapter 11 proceeding will be jointly administered and we will continue to operate our business as a debtor-in-possession under the jurisdiction of the Court and in accordance with the applicable provisions of the Code and the orders of the Court.

From time to time, we are a party to other legal proceedings in the course of our business. However, we do not expect these other legal proceedings to have a material adverse effect on our business or financial condition.

(b)	Employment Agreements — We have entered into employment agreements with certain executives and other members of management that provide for cash severance payments if these employees are terminated without cause. Our aggregate commitment under these agreements is $2.2 million at June 30, 2008.
(10) Supplemental Disclosure of Cash Flow Information
Cash paid for interest was $0.2 million and $0.7 million for the three months ended June 30, 2008 and 2007, respectively, and $2.2 million and $1.4 million for the six months ended June 30, 2008 and 2007, respectively. Payments to the State of New York for income taxes were nil and $0.2 million for the three months ended June 30, 2008 and 2007, respectively and $0.2 million and $0.4 million for the six months ended June 30, 2008 and 2007, respectively.
(11) Subsequent Events
Sale of NPPN - On June 27, 2008 we received a Notice of Final Net Working Capital from Coalition which requested a $6.0 million decrease in the Purchase Price, with which we disagree. We notified Coalition of our objection to this amount within the prescribed 30 days per the Stock Purchase Agreement. If within 10 days from Coalition’s receipt of our objection we have not been able to mutually agree on a final resolution we must select Ernst & Young (or other national firm as mutually agreed to) to resolve the disagreement. The CPA firm then has 20 days from its selection to determine the Final Net Working Capital adjustment. The expenses of the CPA firm will be borne by the party whose assertion most differed from the Final Net Working Capital as determined by the CPA firm. Restitution must then be made within 5 days. We believe that this action has been stayed as a result of our Chapter 11 proceeding.
Chapter 11 Bankruptcy Petition - On July 23, 2008, we filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Code”). The Chapter 11 proceeding will be administered, and we will continue to operate our business as a debtor-in-possession (“DIP”), under the jurisdiction of the Court and in accordance with the applicable provisions of the Code and the orders of the Court.
In connection with the filing of the Chapter 11 proceeding, on July 23, 2008 we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Marlin Equity Partners, LLC (“Marlin”) (acting through its wholly owned subsidiary MHC Acquisition Co., a Delaware corporation), which is described in detail below. In addition, we entered into a post-petition financing arrangement with Laurus Master Fund, Ltd. (“Laurus”), as DIP lender, dated as of July 23, 2008, which provides for a commitment of DIP financing, comprised of a revolving credit facility of $8.1 million, of which $2.9 million represents new credit availability to us, on the same terms and conditions as the Prepetition Loan Agreement (as defined below) as modified by the order of the Court (the “DIP Credit Facility”). The DIP Credit Facility will be used to fund our working capital requirements during the pendency of the Chapter 11 proceeding.

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
The amounts advanced to us under the DIP Credit Facility accrue interest at a rate of twelve percent (12%) per annum. Our obligations under the DIP Credit Facility are secured by first priority and junior security interests in all of our currently owned and after-acquired property. The DIP Credit Facility remains subject to approval by the Court. The DIP Credit Facility contains various representations, warranties, and covenants by us that are customary for transactions of this nature, including, without limitation, certain reporting requirements and financial covenants. Our obligations under the DIP Credit Facility may be accelerated following certain events of default, including, without limitation, any breach by us of any of the representations, warranties, or covenants made in the DIP Credit Facility, the conversion of the Chapter 11 proceeding to a case under Chapter 7 of the Code or the appointment of a trustee or examiner with certain expanded powers pursuant to Chapter 11 of the Code.
Pursuant to the Asset Purchase Agreement, upon the closing of the transactions contemplated thereby, Marlin will purchase substantially all of our assets and assume certain of our obligations associated with the purchased assets through a supervised sale under Section 363 of the Bankruptcy Code. Under the Asset Purchase Agreement, the purchase price to be paid by Marlin is $11.0 million (the “Purchase Price”). The Purchase Price includes the payment by Marlin of a deposit in the amount of $500,000 (the “Deposit”). Upon the execution of the Asset Purchase Agreement, the Deposit will be held in a segregated interest-bearing escrow account until the closing of the transactions contemplated under the Asset Purchase Agreement or the termination of the Asset Purchase Agreement, as applicable. In the event the Asset Purchase Agreement is terminated, the Deposit and all interest accrued thereon shall be refunded to Marlin. Consummation of the transactions contemplated by the Asset Purchase Agreement is subject to higher or better offers, approval of the Bankruptcy Court and customary closing conditions. Pursuant to the terms of the Asset Purchase Agreement, we will file motions for orders granting authority to sell our assets to Marlin pursuant to Section 363 of the Bankruptcy Code, establish bidding procedures, designate Marlin as the stalking horse bidder and set a hearing date on the sale of the assets.
On July 24, 2008 the United States Bankruptcy Court Judge presiding over our Chapter 11 proceeding in Delaware approved all of the initial motions presented at the first hearings which were important to our continued normal and ordinary operations. Included in the motions approved by the Court on an interim basis was the $2.9 million in available DIP financing committed to us by Laurus. In addition, the Court approved our motion to pay employee wages/benefits, honor our customer rebate programs — both pre-petition balances and post-petition accruals — and to pay certain critical vendors.
Notice of NASDAQ De-Listing - On July 16, 2008, we received a letter from the Nasdaq Stock Market (“NASDAQ”) indicating that, for the prior thirty (30) consecutive trading days, our common stock had not maintained the minimum bid price of One Dollar ($1.00) per share required for continued listing, as set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The letter also indicated that, in accordance with Marketplace Rule 4450(e)(2), we would be provided one hundred eighty (180) calendar days, or until January 12, 2009, to regain compliance with the Minimum Bid Price Rule, and if at any time before January 12, 2009, the minimum bid price of our common stock were to close at One Dollar ($1.00) per share or more for a minimum of ten (10) consecutive trading days, the Nasdaq staff would provide written notification that we would be in compliance with the Minimum Bid Price Rule. However, if we were unable to regain compliance with the Minimum Bid Price Rule by January 12, 2009, the Nasdaq staff would provide written notification that our common stock would be delisted from the Nasdaq Global Market.
As disclosed in our Current Report on Form 8-K filed with the SEC on April 24, 2008, we previously received a letter from Nasdaq on April 22, 2008 that notified us that we had not maintained the minimum market value of publicly held shares of $15.0 million required for continued listing on the Nasdaq Global Market, as set forth in Marketplace Rule 4450(b)(3) (the “MVPHS Rule”). We had until July 21, 2008 to regain compliance with the MVPHS Rule. The June 16, 2008 letter from NASDAQ has no effect on the April 22, 2008 notice of non-compliance with the MVPHS Rule that we received from NASDAQ.

ProxyMed, Inc. and Subsidiaries
Unaudited and Unreviewed Notes to Consolidated Financial Statements — (Continued)
On July 23, 2008, we received notice from NASDAQ that because of our Chapter 11 petition and our failure to maintain the required minimum market value of our publicly traded shares of common stock, determination had been made to de-list our common stock from the Nasdaq Stock Market. Trading in our common stock on NASDAQ was suspended at the opening of business on August 1, 2008. Our stock is now traded on the Pink Sheets under the ticker symbol “PILLQ.PK.”
Resignation of Chairman - On July 29, 2008, James B. Hudak notified us of his resignation from our board of directors (the “Board”) and as the Chairman of the Board. Mr. Hudak’s resignation from the Board and as our Chairman became effective July 30, 2008. Mr. Hudak has accepted employment with a third party consulting firm. Mr. Hudak’s resignation did not relate to any disagreements with us on any matter related to our operations, policies or practices. We have not yet identified a replacement for Mr. Hudak on the Board.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided as a supplement to ProxyMed, Inc.’s (“ProxyMed,” “MedAvant,” “we,” “us,” “our,” or “the Company”) unaudited and unreviewed consolidated financial statements in this Form 8-K and notes thereto and to the audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (“SEC”) on April 15, 2008. Unless the context otherwise requires, all references to “the Company”, we,” “us,” “our,” “ProxyMed” or “MedAvant” refer to ProxyMed, Inc., d/b/a MedAvant Healthcare Solutions, and its subsidiaries.
Introduction
     MedAvant Healthcare Solutions (“MedAvant”) is an information technology company that facilitates the exchange of medical claim and clinical information among doctors, hospitals, medical laboratories, and insurance payers. Historically, we also processed pharmacy claims and prescription orders and enabled the electronic transmission of laboratory results. However, on April 30, 2007, we executed an agreement for the sale of our pharmacy transaction processing business, pursuant to which we sold this business; and on June 30, 2008, we sold our laboratory communications business. See Note (2), Sale of Businesses, for additional disclosure regarding these sales transactions and their effect on our continuing operations. Management believes MedAvant is the nation’s fifth largest claims processor.
     MedAvant is a trade name of ProxyMed, Inc. which was incorporated in 1989 in Florida. In December 2005, ProxyMed began doing business under the new operating name, MedAvant Healthcare Solutions, to unite all business units and employees under one brand identity. The new name was one of several results of a strategic analysis completed in the third quarter of 2005 following the acquisition of seven companies between 1997 and 2004.
     The primary tool our customers use to process claims is a real-time web portal called myMedAvant, powered by our PhoenixSM platform. It offers standard and premium services with features such as verifying a patient’s insurance, enrolling with payers, tracking a claim’s progress with the payer and retrieving reports from payers. On average, we processed approximately 750,000 revenue-related transactions per day in 2007 and for the six month period ended June 30, 2008 we averaged 782,000 per day. Providers pay for claims processing based on either a flat monthly fee or a per-transaction fee.

Results of Operations
(exclusive of discontinued operations)
Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007
(some percents may not foot due to rounding)

	(Unaudited and Unreviewed)
	Three Months Ended June 30,
		% of Net		% of Net
	2008	Revenues	2007	Revenues	Change $	Change %
	(In thousands)
Net revenues	$7,193	100.0%	$6,800	100.0%	$393	5.8%

Cost of sales	1,157	16.1%	1,358	20.0%	(201)	-14.8%

Selling, general and administrative expenses	5,571	77.5%	6,659	97.9%	(1,088)	-16.3%

Loss on disposal of assets	—	0.0%	3	0.0%	(3)	-100.0%

Depreciation and amortization	960	13.3%	981	14.4%	(21)	-2.1%

Operating loss	(495)	-6.9%	(2,201)	-32.4%	1,706	-77.5%

Interest expense, net	773	10.7%	889	13.1%	(116)	-13.0%

Net loss	$(1,268)	-17.6%	$(3,090)	-45.4%	$1,822	-59.0%

     Net Revenues. Net revenues increased by $0.4 million, or 6%, for the three months ended June 30, 2008 compared to the same period in 2007. This increase resulted primarily from increased customer volumes and higher effective rates ($0.7 million) offset by a reduction in revenue due to the elimination of certain unprofitable product lines ($0.3 million).
     Cost of Sales. Cost of sales consists of EDI transaction fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, and revenue sharing arrangements with our business partners. Cost of sales decreased $0.2 million, or 15%, to $1.2 million, for the three months ended June 30, 2008, compared to $1.4 million for the same period last year. Cost of sales as a percentage of net revenues decreased to 16% during the period from 20% for the same period last year. The decrease was primarily due to re-contracting with certain vendors and the reduction or elimination of rebates payable to vendors on certain transactions.
     Selling, General and Administrative Expenses (“SG&A”). SG&A decreased for the three months ended June 30, 2008, by $1.1 million, or 16%, to $5.6 million from $6.7 million for the three months ended June 30, 2007. SG&A expenses as a percentage of total net revenues decreased to 78% for the three months ended June 30, 2008, from 98% in the same period last year. This decrease in expenses is primarily due to reduced personnel costs ($1.3 million) and stock option expense ($0.2 million), offset by higher legal ($0.2 million) and consulting fees ($0.2 million). The PhoenixSM platform is yielding significant benefits to our internal processes and workflows much like it has for our EDI customers.
     Depreciation and Amortization. Depreciation and amortization of $1.0 million was unchanged for the three months ended June 30, 2008 compared to the same period last year.
     Operating Loss. As a result of the foregoing, the operating loss for the three months ended June 30, 2008, was $0.5 million compared to an operating loss of $2.2 million for the same period last year.
     Interest Expense. Net interest expense for the three months ended June 30, 2008, was $0.8 million compared to $0.9 million for the same period last year. This decrease in expense was primarily due to reduced loan balances on our Laurus debt facility offset by increased deferred financing costs.
     Net Loss. As a result of the foregoing, net loss for the three months ended June 30, 2008 and 2007 was $1.3 million and $3.1 million, respectively.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
(some percents may not foot due to rounding)

	(Unaudited and Unreviewed)
	Six Months Ended June 30,
		% of Net		% of Net
	2008	Revenues	2007	Revenues	Change $	Change %
	(In thousands)
Net revenues	$14,173	100.0%	$13,754	100.0%	$419	3.0%

Cost of sales	2,358	16.6%	2,714	19.7%	(356)	-13.1%

Selling, general and administrative expenses	11,865	83.7%	13,727	99.8%	(1,862)	-13.6%

Write-off of impaired assets	—	—	5,040	36.6%	(5,040)	-100.0%

Loss on disposal of assets	—	—	3	—	(3)	-100.0%

Litigation settlement	6	—	—	—	6	n/a

Depreciation and amortization	1,815	12.8%	2,094	15.2%	(279)	-13.3%

Operating loss	(1,871)	-13.2%	(9,824)	-71.4%	7,953	-81.0%

Interest expense, net	1,405	9.9%	1,765	12.8%	(360)	-20.4%

Net loss	$(3,276)	-23.1%	$(11,589)	-84.3%	$8,313	-71.7%

     Net Revenues. Net revenues increased by $0.4 million, or 3%, for the six months ended June 30, 2008 compared to the same period in 2007. This increase resulted primarily from increased customer volumes and higher effective rates ($0.8 million) offset by a reduction in revenue due to the elimination of certain unprofitable product lines ($0.4 million).
     Cost of Sales. Cost of sales consists of EDI transaction fees, services and license fees, third-party electronic transaction processing costs, certain telecommunication and co-location center costs, and revenue sharing arrangements with our business partners. Cost of sales decreased by $0.3 million, or 13%, to $2.4 million, for the six months ended June 30, 2008, compared to $2.7 million for the same period last year. Cost of sales as a percentage of net revenues decreased to 17% during the period from 20% for the same period last year. This decrease was primarily due to re-contracting with certain vendors and the reduction or elimination of rebates payable to vendors on certain transactions.
     Selling, General and Administrative Expenses (“SG&A”). SG&A expenses decreased by $1.9 million, or 14%, to $11.9 million for the six months ending June 30, 2008, compared to $13.7 million for the same period last year. This decrease is primarily due to reduced personnel costs ($2.7 million) and stock option expense ($0.3 million), offset by higher consulting ($0.5 million), legal ($0.3 million), and audit fees ($0.2 million); and decreased capitalized labor ($0.2 million).
     Write-off of Impaired Assets. As a result of our continuing revenue and stock price declines during the first quarter of 2007, we performed a goodwill impairment test as of March 31, 2007. In accordance with the provisions of SFAS No. 142, we used a discounted cash flow analysis which indicated that the book value exceeded its estimated fair value and that goodwill impairment had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. We concluded that the book value of certain intangible assets was higher than their expected future cash flows and that impairment had occurred. In addition, we also reduced the remaining useful lives of our other intangible assets based on the foregoing analysis. Accordingly, we recorded a non-cash impairment charge of $5.0 million for the three months ended March 31, 2007. This charge included a $3.9 million impairment of goodwill and a $1.1 million impairment of certain other intangibles. Since then, no additional impairment charges have been required.
     Depreciation and Amortization. Depreciation and amortization decreased by $0.3 million to $1.8 million for the six months ended June 30, 2008, from $2.1 million for the same period last year. This decrease is primarily the result of the impairment charges against certain intangible assets recorded in the first quarter of 2007.

     Operating Loss. As a result of the foregoing, the operating loss for the six months ended June 30, 2008, was $1.9 million compared to an operating loss of $9.8 million for the same period last year.
     Interest Expense. Net interest expense for the six months ended June 30, 2008, was $1.4 million compared to $1.8 million for the same period last year. This decrease in expense was primarily due to reduced loan balances on our Laurus debt facility and decreased borrowings.
     Net Loss. As a result of the foregoing, net loss for the six months ended June 30, 2008 and 2007, was $3.3 million and $11.6 million, respectively.
Liquidity and Capital Resources
     Cash Balances. At June 30, 2008, our unrestricted cash and cash equivalents totaled $0.76 million, compared with $1.39 million at December 31, 2007. The decrease in cash and cash equivalents compared with December 31, 2007 was primarily the result of cash used in operating and financing activities during the first six months of calendar 2008.
     Operating activities used $11.5 million during the first six months of calendar 2008, compared with $1.7 million during the same period of calendar 2007. During the first six months of calendar 2008, accounts and other receivables increased by $0.9 million compared to a $1.5 million increase during the same period of calendar 2007. The increase was due primarily to an increase in billings, partially offset by the elimination of certain unprofitable product lines. Inventory decreased by $0.2 million in the first six months of calendar 2008 due to the divestiture of our Laboratory Business, compared to a decrease of $0.1 million in the same period of calendar 2007. Other current and non-current assets increased by $1.3 million during the first six months of calendar 2008, compared to a $0.3 million increase in other current and non-current assets reported in the same period of calendar 2007. The increase was due primarily to an escrow created as a result of the NPPN divestiture. Accounts payable and accrued expenses decreased by $3.6 million in the first six months of calendar 2008 primarily due to the pay down of invoices, compared with a decrease of $0.1 million in the same period of calendar 2007. Deferred revenue increased by $0.3 million in the first six months of calendar 2008, compared with a decrease of $0.2 million in the same period of calendar 2007. Income taxes payable decreased by $0.2 million in the first six months of calendar 2008 primarily due to the final installment payment made to a taxing authority in the state of New York, compared to a decrease of $0.3 million in the same period of calendar 2007. Other non-current liabilities increased by $0.1 million during the first six months of calendar 2008 primarily due to an increase in capital leases, compared to a $0.2 million decrease in non-current liabilities reported in the same period of calendar 2007.
     Investing activities provided $23.2 million in cash during the first six months of calendar 2008, compared with $0.4 million used during the same period of calendar 2007. The positive cash flows from investing activities in the first six months of calendar 2008 were primarily due to the proceeds from the sale of our investments in NPPN and the Laboratory Business.
     Financing activities used $12.4 million in cash during the first six months of calendar 2008, compared with $1.9 million provided during the same period of calendar 2007. During the first six months of calendar 2008, we received and subsequently repaid, $18.8 million and $26.9 million respectively from our Revolving Credit Facility.
     At June 30, 2008, our principal sources of liquidity included $0.8 million of cash and cash equivalents and $0.2 million of availability under our Revolving Credit Facility. While we are continuing to implement initiatives aimed at improving revenue and margins and accelerating initiatives to lower our costs of operations, we expect to consume cash from operations through at least the first half of calendar 2009. As a result, we are actively evaluating opportunities to raise additional capital in order to meet the working capital requirements of our future business.
     Chapter 11 Reorganization. Over the last several years we have experienced declining revenues, recurring losses from operations and limitations on our access to capital. Our working capital deficit was $19.5 million and our accumulated deficit was $258.2 million as of June 30, 2008. We had availability under our revolving credit facility of $1.7 million at December 31, 2007, $0.2 million at June 30, 2008, and $2.7 million as of August 12, 2008.

     On July 23, 2008, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court (the “Court”) for the District of Delaware (the “Chapter 11 proceeding”). This Chapter 11 proceeding is not a typical Chapter 11 reorganization because it instead contemplates an asset sale through an auction and bidding process as approved by the Court. We will be managing our business as a debtor-in-possession pursuant to the provisions of the Code. In connection with our Chapter 11 petition, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Marlin Equity Partners, LLC (“Marlin”). Pursuant to the Asset Purchase Agreement, Marlin (or a higher bidder) will purchase substantially all of our assets and assume certain of our obligations through a supervised sale under Section 363 of the Code. See Note (11), Subsequent Events, for additional information.
     On July 23, 2008, in connection with the Chapter 11 proceeding, we also entered into a post-petition financing arrangement with Laurus (the “DIP Credit Facility”), which provides for a commitment of debtor-in-possession financing, comprised of a revolving credit facility of $8.1 million, of which $2.9 million represents new credit available to us. The DIP Credit Facility will be used to fund our working capital requirements during the pendency of our Chapter 11 proceeding.
     We closely monitor our liquidity, capital resources and financial position on an ongoing basis, and have undertaken a variety of initiatives in an effort to improve our liquidity position. For example, during the second quarter of 2007 and continuing into 2008, we reduced labor and payroll expenses but do not believe that this additional reduction in workforce size has had a material adverse effect on our service levels; we continue to seek ways to operate more efficiently.
     Also on July 23, 2008, we received notice from NASDAQ that because of the filing of our Chapter 11 petition and our failure to maintain the required minimum market value of our publicly traded shares of common stock, determination had been made to de-list our common stock from the NASDAQ Stock Market. Trading in our common stock on NASDAQ was suspended at the opening of business on August 1, 2008. Our stock is now traded on the Pink Sheets under the ticker symbol “PILLQ.PK.” See Note 11, Subsequent Events, for additional information.
Application of Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, but we believe that any variation in results would not have a material effect on our financial condition. We evaluate our estimates on an ongoing basis.
     We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to Consolidated Financial Statements of our Form 10-K for the year ended December 31, 2007.
     Revenue Recognition – We provide transaction and value-added services principally between health care providers, insurance companies, and physicians. Such transactions and services include electronic claims submission and reporting, insurance eligibility verification, claims status inquiries, referral management, electronic remittance advice, and encounters.
     Revenues are derived from insurance payers, and submitters (physicians and other entities including billing services, practice management software vendors and claims aggregators). Such revenues are recorded on either a per transaction fee basis or on a flat fee basis (per physician, per tax ID, etc.) and are recognized in the period in which the service is rendered. Agreements with payers span one to three years on a non-exclusive basis. Agreements with submitters have one year terms, renew automatically and are generally terminable thereafter upon 30 to 90 days notice. Transaction fees vary according to the type of transaction and other factors, including volume level commitments.
     Certain transaction fee revenue is subject to revenue sharing pursuant to agreements with resellers, vendors or gateway partners and is recorded as gross revenue in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Such revenue sharing amounts are based either on a per transaction basis or a percentage of revenue basis and may involve increasing amounts or percentages based on transaction or revenue volumes achieved.
     Revenue from certain up-front fees charged primarily for the development of electronic transactions for payers and the implementation of services for submitters is amortized ratably over three years, which is the expected life of customer agreements in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”).
     Revenue from support and maintenance contracts on our products is recognized ratably over the contract period, which does not exceed one year. Such amounts are billed in advance and established as deferred revenue.
     Service fees may also be charged on a per event basis and are recognized after the service has been performed.

     Goodwill — We have adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. Under SFAS No. 142, goodwill must be reviewed at least annually for impairment and between annual tests in certain circumstances. SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a “fair value” methodology. During 2007 we performed two interim tests and completed our most recent annual test as of December 31, 2007. The interim tests and the December 31, 2007 analysis utilized cash-flow based market comparables in assessing fair value for goodwill impairment testing and we concluded that there was impairment of goodwill. Accordingly, we recorded the impairment charges described here and in our audited financial statements for 2007.
     Capitalized Software Development and Research and Development — Costs incurred internally and fees paid to outside contractors and consultants during the application development stage of our internally used software products are capitalized. Costs of upgrades and major enhancements that result in additional functionality are also capitalized. Costs incurred for maintenance and minor upgrades are expensed as incurred. All other costs are expensed as incurred as research and development expenses (included in “Selling, general and administrative expenses”). Application development stage costs generally include software configuration, coding, installation to hardware and testing. Once the project is completed, capitalized costs are amortized over their remaining estimated economic life. Our judgment is used in determining whether costs meet the criteria for immediate expense or capitalization. We periodically review projected cash flows and other criteria in assessing the impairment of any internal-use capitalized software and take impairment charges as needed.
     Purchased Technology and Other Intangibles Assets — Purchased technology and other intangible assets are amortized on a straight-line basis over their estimated useful lives of 3 to 12 years. The carrying values of purchased technology and intangible assets are reviewed if the facts and circumstances indicate that they may be impaired. This review indicates whether assets will be recoverable based on future expected cash flows and, if not recoverable, whether there is an impairment of such assets.
     Allowance for Revenue Adjustments/Doubtful Accounts/Bad Debt Estimates — We rely on estimates to determine revenue allowances, bad debt expenses, and the adequacy of our allowance for doubtful accounts receivable. These estimates are based on our historical experience and the industry in which we operate. If the financial condition of our customers was to deteriorate, resulting in their inability to make payments, additional allowances may be required. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve for doubtful accounts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for bad debts based on past write-off history and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provision for losses.
New Accounting Pronouncements
     In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” and requires enhanced disclosures relating to: (a) the entity’s accounting policy on the treatment of costs incurred to renew or extend the term of a recognized intangible asset; (b) in the period of acquisition or renewal, the weighted-average period prior to the next renewal or extension (both explicit and implicit), by major intangible asset class and (c) for an entity that capitalizes renewal or extension costs, the total amount of costs incurred in the period to renew or extend the term of a recognized intangible asset for each period for which a statement of financial position is presented, by major intangible asset class. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We do not expect the adoption of FSP 142-3 will have a significant, if any, impact on our financial position, results of operations and cash flows.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). Under SFAS No. 162, the GAAP hierarchy will now reside in the accounting literature established by the FASB. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements in conformity with GAAP. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing

amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” SFAS No. 162 will not impact our financial position, results of operations and cash flows.
Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
Statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements present our expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They frequently are accompanied by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. In particular, these include statements relating to: our ability to obtain final Court approval of the DIP Credit Facility; operate pursuant to the terms of the DIP Credit Facility; fund our working capital needs through the expiration of the DIP Credit Facility; obtain Court approval of the Asset Purchase Agreement and consummate the Asset Purchase Agreement in a timely manner; complete the Chapter 11 process and successfully reorganize under Chapter 11 in a timely manner; the potential for our senior secured lender to foreclose on our assets; the potential for our unsecured lenders to foreclose on our assets; our ability to replay our outstanding debt owed to our senior secured lender and unsecured lenders; our ability to identify suitable strategic transactions; our ability to raise additional funds for working capital; our ability to successfully sell certain business units; our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to new and current physicians, payers, medical laboratories and pharmacies; our ability to compete effectively on price and support services; our ability to increase revenues and revenue opportunities; and our ability to meet expectations regarding future capital needs and the availability of credit and other financing sources.
     All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to the merger or other planned acquisitions or dispositions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.
     Actual results may differ significantly from projected results due to a number of factors, including, but not limited to, the soundness of our business strategies relative to perceived market opportunities; our assessment of the healthcare industry’s need, desire and ability to become technology efficient; market acceptance of our products and services; and our ability and that of our business associates to comply with various government rules regarding healthcare information and patient privacy.
     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We refer you to the cautionary statements and risk factors set forth in the documents we file from time to time with the SEC, particularly our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on April 15, 2008. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We expressly disclaim any intent or obligation to update any forward-looking statements.
Available Information
     MedAvant’s Internet address is www.medavanthealth.com. MedAvant makes available free of charge on or through our Internet website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our stock is now traded on the Pink Sheets under the ticker symbol “PILLQ.PK.”

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We own no derivative financial instruments or derivative commodity instruments. We have no international sales and, therefore, we do not believe that we are exposed to material risks related to foreign currency exchange rates, or tax changes.
ITEM 4. CONTROLS AND PROCEDURES
     Disclosure Controls and Procedures
     Under the supervision and with the participation of management, including our CEO and CFO, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the end of the period covered by this report.
     Disclosure controls are controls and procedures designed to reasonably assure that information required to be disclosed in our reports filed under the Exchange Act, such as this Form 8-K, is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosures. Our quarterly evaluation of disclosure controls and procedures includes an evaluation of some components of our internal control over financial reporting.
     Our evaluation of our disclosure controls and procedures included a review of the controls’ objectives and design, the implementation of the controls and the effect of the controls on the information generated for use in this Form 8-K. During the course of management’s evaluation of our controls, it advised the audit committee of our board of directors that it had identified certain issues that rose to the level of a “material weakness” in our disclosure controls and related internal controls. A “material weakness” is a significant deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected.
     Specifically, management identified the following item that constitutes a material weakness:
     We had, at the time of preparation of this Form 8-K, inadequate resources and training in the accounting and financial reporting group. This condition is largely due to a major divestiture and significant staff turnover.
     Due to the foregoing item and potential impact on the financial statements and disclosures and the importance of the annual and interim financial closing and reporting process, in the aggregate, there is more than a remote likelihood that a material misstatement of the annual or interim financial statements would not have been prevented or detected. Based on this evaluation, the CEO and CFO concluded that our disclosure controls and procedures were not effective as of June 30, 2008.
     To address the material weakness described above, we have taken, or plan to take, the following remedial actions:
•	We will more clearly define the roles and responsibilities throughout our entire accounting and finance department;

•	We have hired additional key personnel into our accounting and finance department and intend to implement a training plan with respect to this new personnel; and

•	We have developed and disseminated critical accounting policies and procedures to the accounting staff.
     As management continues to evaluate and review our remediation process, we may modify our present intentions and conclude that additional or different actions would better serve the remediation of our material weakness. We expect that the remediation of our material weakness as described above will be completed during 2008.
     Internal Control Over Financial Reporting
     There were no significant changes made in our internal control over financial reporting during the three months ended June 30, 2008 that have materially affected or are reasonably likely to materially affect our internal control over financial reporting as all the remedial measures have not been fully implemented or have not operated for a significant period of time. Although we have addressed several of the internal control weaknesses that existed during this reporting period, the remaining weakness is significant and continues to materially affect our internal control over financial reporting. However, we do intend to take additional remedial action related to our material weakness described above which may result in a significant change to our internal control over financial reporting in the future.
PART II. — OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
     We were named as a defendant in an action filed in July 2006, in the United States District Court of New Jersey (“District Court”) by MedAvante, Inc., (“MedAvante”). MedAvante claimed that our use of the names “MedAvant” and “MedAvant Healthcare Solutions” infringed trademark rights allegedly held by MedAvante. MedAvante sought unspecified compensatory damages and injunctive relief. On February 12, 2007, the District Court issued a settlement order. but the existence of a proposed Settlement and Release Agreement is currently being litigated. The total value of the settlement would be approximately $1.3 million of which $1.0 million will be covered by insurance proceeds. We do not believe the parties have agreed to the terms of any settlement at this time. MedAvante has taken the opposing view and the District Court has not yet ruled on the matter. We have accrued the preliminary estimate of $0.3 million (net of expected insurance proceeds) based upon the uncertain outcome of any litigation.
     On July 23, 2008, we and our wholly owned subsidiaries ProxyMed Transaction Services, Inc. and ProxyMed Lab Services, LLC filed for Chapter 11 reorganization in the U. S. Bankruptcy Court for the District of Delaware (Case No. 08-11551). The Chapter 11 proceeding will be jointly administered and we will continue to operate our business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.
     From time to time, we are a party to other legal proceedings in the course of our business. We, however, do not expect such other legal proceedings to have a material adverse effect on our business or financial condition.
ITEM 1A. RISK FACTORS
     We identified the following material change from the risk factors disclosed in the “Risk Factors” section of our Annual Report on
Form 10-K for the fiscal year ended December 31, 2007, filed on April 15, 2008.
RISK RELATED TO AN INVESTMENT IN OUR SECURITIES
Any proceeds from a sale of our assets pursuant to Section 363 of the Bankruptcy Code may not be sufficient to satisfy all claims asserted in our Chapter 11 proceeding. As a result, we may be unable to make any final distribution to shareholders upon completion of the Chapter 11 proceeding.
     Any proceeds provided by a sale of our assets in an auction pursuant to Section 363 of the Bankruptcy Code may not be sufficient to satisfy the claims of our creditors in the Chapter 11 proceeding. In the event that the proceeds from such an asset sale are insufficient to satisfy the claims of our creditors and other liabilities, we will not be able to make a final distribution to our shareholders, which means an investment in our common stock would have no value.
As a result of the filing of the Chapter 11 proceeding, our common stock was delisted from Nasdaq.
     As a result of the filing of the Chapter 11 proceeding, our common stock was delisted from the Nasdaq Global Market on August 1, 2008. Our common stock is currently trading on the Pink Sheets as “PILLQ.PK.”

Although one or more market makers may apply to quote the Common Stock on the OTC Bulletin Board, we cannot assure you that they will do so, or that our common stock will be eligible for quotation on the OTC Bulletin Board. The delisting of our common stock means that, among other things, fewer investors may have access to trade our common stock, which may in turn reduce demand for our common stock. These factors may adversely affect our stock price.
Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.
     Our management is required to periodically evaluate the design and effectiveness of our disclosure controls and procedures and related internal controls over financial reporting. During the course of management’s evaluation for the quarter ended June 30, 2008, it identified certain significant deficiencies in our disclosure controls and procedures, including our internal control over financial reporting, which on an accumulated basis, rose to the level of a material weakness. As a result, management, including our CEO and CFO, concluded that there is more than a remote likelihood that a material misstatement of our annual or interim financial statements would not have been prevented or detected due to the material weakness identified by management. As a result, the CEO and CFO concluded that our disclosure controls and procedures were not effective as of June 30, 2008. If we do not remediate this material weakness, it could result in a material misstatement or omission in the our annual or interim financial statements which could, in turn, have a material adverse effect on our business, operating results and stock price.
     We intend to remediate this material weakness by (i) more clearly defining the roles and responsibilities throughout our entire accounting and finance department, (ii) disseminating critical accounting policies to the accounting staff and senior managers and training such accounting staff and senior managers with respect to these policies, and (iii) hiring and training additional personnel into the accounting and finance department. Any failure to implement such remedial measures or any failure to maintain such measures could have a material adverse effect on our business, operating results and stock price.
RISK RELATED TO OUR BUSINESS
Our Chapter 11 reorganization may negatively impact our future operations.
     The filing of our Chapter 11 proceeding may adversely affect our ability to retain existing customers, attract new customers, maintain contracts that are critical to our operations, and to retain key executives, managers and employees. Any such inability to retain or attract customers or retain key employees could adversely affect our operations and revenues.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
     None this period.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
     On December 31, 2002, we issued $13.4 million of 4% convertible promissory notes to former shareholders of MedUnite as part of the consideration paid in the acquisition of MedUnite. Interest on these convertible notes in the amount of $131,370 is due and payable on the first day of each calendar quarter and late interest payments have a thirty (30) day cure period. As of the date of filing of this Form 8-K, we have not made the interest payments that were due on April 1, 2008 and July 1, 2008, respectively. As a result, we continue to be in default under these convertible notes.
     The filing of the Chapter 11 proceeding on July 23, 2008 constituted an event of default or otherwise triggered repayment obligations under certain of our direct financial obligations. Specifically, under the terms of our Security and Purchase Agreement, dated December 6, 2005, with Laurus, as amended to date (the “Loan Agreement”), and the related revolving credit facility, the filing of the Chapter 11 proceeding constituted an event of default. The Loan Agreement provided for a $7.0 million revolving credit facility and that any amounts owed would mature and become due and payable on July 31, 2008. Upon the filing of the Chapter 11 proceeding, Laurus’ obligation to advance the Company any additional amounts under the revolving credit facility terminated and the outstanding principal of all amounts outstanding and other obligations became immediately due and payable. As of August 12, 2008, we continue to be in default under the Loan Agreement in the amount of $5.4 million.
     The filing of the Chapter 11 proceeding also constituted an event of default under the ProxyMed, Inc. 4% Convertible Notes Due 2008 Indenture (the “Indenture”), dated as of December 31, 2002, by and between the Company and LaSalle National Bank N.A., acting as trustee for the benefit of the holders of the MedUnite convertible notes. In addition, the filing of the Chapter 11 proceeding constituted another event of default under the MedUnite convertible notes. Under the terms of the Indenture and the convertible notes, as a result of the filing of the Chapter 11 proceeding, the entire unpaid principal and accrued interest (and any other additional amounts) became immediately due and payable without any action on the part of the trustee or the holders. As of August 12, 2008, we continue to be in default under the Indenture and convertible notes in the amount of $13.4 million.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
     None this period.
ITEM 5. OTHER INFORMATION
     None this period.
ITEM 6. EXHIBITS
The following exhibits are furnished or filed as part of this Form 8-K:
10.57	Asset Purchase Agreement, dated May 22, 2008, by and among ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions, ET Labs, Inc. and ETSec., Inc. (incorporated by reference to Exhibit 10.57 of Form 8-K, File No. 000-22052, reporting an event dated May 22, 2008).

10.58	Second Amendment, dated May 22, 2008, to Employment Agreement, dated March 29, 2001, by and between ProxyMed, Inc. and Lonnie W. Hardin (incorporated by reference to Exhibit 10.58 of Form 8-K, File No. 000-22052, reporting an event dated May 22, 2008).

10.59	Interim Order (I) Authorizing (A) Secured Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, and 364(c) and (d); (B) Granting Security Interests, Superpriority Claims and Adequate Protection; and (C) Use of Cash Collateral and (II) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(c) (setting forth the terms of the DIP Credit Facility) (incorporated by reference to Exhibit 10.58 of Form 8-K, File No. 000-22052, reporting an event dated July 24, 2008).

10.60	Asset Purchase Agreement, dated July 23, 2008, by and among ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions and ProxyMed Transaction Services, Inc., on the one hand, and Marlin Acquisition Co., on the other hand.*

*	Filed herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PROXYMED, INC.
Date: August 14, 2008	By:	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Interim Chief Executive Officer

Date: August 14, 2008	By:	/s/ Mark R. Simcoe
Mark Simcoe
Interim Chief Financial Officer